Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this "Amendment"), is made and entered into on September 22, 2005, between Inergy GP, LLC, a Delaware limited liability company (the "Company"), and John J. Sherman, an individual (the "Employee").

The Employee and Inergy Partners, LLC, a Delaware limited liability company, entered into an Employment Agreement, dated May 30, 2001 (the "Original Employment Agreement"). Inergy Partners, LLC subsequently assigned the Original Employment Agreement to the Company. The Company and the Employee desire to amend the Original Employment Agreement to modify the Employee's compensation and bonus and to extend the term of the Employee's employment as provided herein.

The parties hereby agree as follows:

1. Compensation; Bonus. Section 2 of the Original Employment Agreement is hereby amended to read in its entirety as follows:

2. Compensation; Bonus. For all services rendered by the Employee to the Company, the Company shall pay the Employee a salary at the annual rate of Three Hundred Thousand Dollars ($300,000) (the "Salary"), payable in arrears in accordance with the Company's general payroll practices. The Employee is eligible for annual bonuses at the discretion of the Board of Directors of the Company in an amount up to Three Hundred Thousand Dollars ($300,000) annually. The Salary will be reviewed from time to time by the Company but no less often than annually. All payments and benefits provided pursuant to this Agreement are subject to income tax withholding and other applicable tax and withholding requirements.

2. Covenant Not to Compete. Section 8 of the Original Employment Agreement is hereby amended to read in its entirety as follows:

8. Covenant Not to Compete. The Employee acknowledges that during his employment with the Company he, at the expense of the Company, has been and will continue to be specially trained in the business of the Company, has established and will continue to establish favorable relations with the customers, clients, accounts, lenders, investors, analysts and regulators of the Company or any subsidiary, parent or affiliate of the Company and has had and will continue to have access to the Intellectual Property, trade secrets and Confidential Information of the Company or any subsidiary, parent or affiliate of the Company. Therefore, in consideration of such training and relations, and in consideration of his continued employment with the Company and the increase in compensation and additional benefits provided in this Agreement, and to further protect the Intellectual Property, trade secrets and Confidential Information of the Company or any subsidiary, parent or affiliate of the Company, the Employee agrees that during the term of his employment by the Company and for a period of two years from and after the voluntary or involuntary termination of such employment for any or no reason, he will not, directly or indirectly, without the express written consent of the Company, except when and as requested to do in and about the performing of his duties under this Agreement:

(a) own, manage, operate, control or participate in the ownership, management, operation or control of, or have any interest, financial or otherwise, in or act as an officer, director, partner, manager, member, principal, employee, agent, representative, consultant or independent contractor of, or in any way assist, any individual or entity in the conduct of any business in the United States that trades, markets, sells or distributes propane gas (at retail, wholesale or otherwise), gathers, processes, stores, transports, trades, markets or distributes natural gas or liquefied by-products of natural gas or petroleum (at retail, wholesale or otherwise) or sells, services and installs parts, appliances or supplies related thereto;

(b) divert or attempt to divert clients or customers (whether or not such persons have done business with the Company or any subsidiary, parent or affiliate of the Company once or more than once) or accounts of the Company or any subsidiary, parent or affiliate of the Company; or

(c) entice or induce or in any manner influence any person who is or becomes in the employ or service of the Company or any subsidiary, parent or affiliate of the Company to leave such employ or service for the purpose of engaging in a business that may be in competition with any business now or at any time during the period hereof engaged in by the Company or any subsidiary, parent or affiliate of the Company.

Notwithstanding the foregoing provisions, the Employee may (i) take action for, on behalf of, and at the direction of the Company pursuant to a written agreement with the Company or otherwise, and (ii) own up to 5% of the outstanding equity securities in any corporation or entity (including units in a master limited partnership) that is listed upon a national stock exchange or actively traded in the over-the-counter market.

3. Term and Termination.

(a) Section 11(a) of the Original Employment Agreement is hereby amended to read in its entirety as follows:

(a) Subject to earlier termination as provided in Sections 11(b) and 11(c), the term of the Employee's employment under this Agreement will begin on May 30, 2001 and continue up to and including August 30, 2010.

(b) Section 11(e) of the Original Employment Agreement is hereby amended to read in its entirety as follows:

(e) If the Company elects to terminate the Employee's employment with the Company during the term of the Employee's employment under this Agreement referred to in Section 11(a) and such termination is without Cause, the Company shall pay to the Employee:

(i) the unpaid amount of the Employee's Salary for the remainder of the term of this Agreement, with such amount to be paid bi-monthly in arrears;

(ii) such earned but unpaid subordination bonus, if any, pursuant to Section 4(b); and

(iii) such other fringe benefits (other than any bonus, severance pay benefit or participation in the Company's 401(k) employee benefit plan) normally provided to employees of the Company as the Employee has earned up to the date of his termination.

4. Notice. Section 17 of the Original Employment Agreement is hereby amended to read in its entirety as follows:

17. Notice. Any notice, request, consent or communication under this Agreement is effective only if it is in writing and personally delivered or sent by certified mail, return receipt requested, postage prepaid, or by a nationally recognized overnight delivery service, with delivery confirmed, addressed as follows:

If to the Company:

Name:	With copy to:
Attn: Board of Directors Inergy GP, LLC Two Brush Creek Blvd., Suite 200 Kansas City, Missouri 64112	Laura Ozenberger Inergy GP, LLC Two Brush Creek Blvd., Suite 200 Kansas City, Missouri 64112

If to Employee:

Name:

John J. Sherman

Two Brush Creek Blvd., Suite 200

Kansas City, Missouri 64112

or such other persons or addresses as may be furnished in writing by any party to the other party, and will be deemed to have been given only upon its delivery in accordance with this Section 17.

5. Entire Agreement. The Original Employment Agreement, as amended by this Amendment, embody the entire agreement and understanding between the parties and supersede all prior agreements and understandings between the parties relating to the subject matter hereof.

6. Governing Law. This Amendment and all rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Missouri applicable to agreements made and to be performed entirely within the State, including all matters of enforcement, validity and performance; provided, however, that to the extent any provision herein is deemed unenforceable in the State of Missouri, then this Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware.

The parties have executed this First Amendment to Employment Agreement on the date set forth in the introductory clause.

INERGY GP, LLC

By: /s/_John J. Sherman ____
 Name: John J. Sherman

Title: President and CEO

___/s/_John J. Sherman
JOHN J. SHERMAN